Exhibit 99.1
FOR IMMEDIATE RELEASE
Thermo Fisher Scientific to Acquire Dionex Corporation
•	Creates a Leading Chromatography Offering by Adding Dionex’s Ion and Liquid Chromatography Portfolio to Thermo Fisher’s Existing Chromatography Capabilities

•	Improves Performance and Productivity for Customers by Combining Thermo Fisher’s Leadership in Mass Spectrometry with Dionex’s Leading Chromatography Offering

•	Strengthens Software Growth Platform by Combining Dionex’s Gold Standard Chromatography Data System with Thermo Fisher’s Leading Laboratory Information Management Systems

•	Expands Presence in Attractive Applied Markets, Including Environmental Analysis, Water Testing and Food Safety

•	Increases Thermo Fisher’s Footprint in China and Other Growing Asia-Pacific Markets

•	Expected to be Accretive to Adjusted Earnings per Share by $0.13 to $0.15 in First 12 Months Post-Close; Expected to Generate $60 million in Total Operating Synergies in Year Three
WALTHAM, Mass. and SUNNYVALE, Calif. — (December 13, 2010) — Thermo Fisher Scientific (NYSE: TMO), the world leader in serving science, and Dionex Corporation (NASDAQ: DNEX), a leading manufacturer and marketer of chromatography systems, today announced that their Boards of Directors have unanimously approved a transaction under which Thermo Fisher will acquire all of the outstanding shares of Dionex for $118.50 per share in cash, or a total purchase price of approximately $2.1 billion. The transaction is not conditioned on financing and is expected to be completed in the first quarter of 2011.
Under the terms of the agreement, Thermo Fisher will commence a tender offer to acquire all of the outstanding shares of Dionex common stock for $118.50 per share in cash. The consideration represents a 21% premium to Dionex’s closing stock price on December 10, 2010, the last trading day prior to today’s announcement and a 32% premium to Dionex’s average closing stock price over the last 60 trading days. Thermo Fisher expects to realize total operating synergies of $60 million in year three following the transaction’s close through a combination of cost savings and revenue enhancements. The transaction is expected to be immediately accretive to Thermo Fisher’s adjusted earnings per share by $0.13 to $0.15 in the first 12 months following the close. Adjusted earnings per share and adjusted operating income are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”
Dionex, based in Sunnyvale, Calif., introduced the first ion chromatography system for water analysis shortly after its founding in 1975 and has consistently grown through innovation and global expansion. Today, the company has more than 1,600 employees in 21 countries spanning six continents, including a significant presence in the Asia-Pacific region. Dionex will be integrated into Thermo Fisher’s Analytical Technologies Segment.
“We believe the combination of Thermo Fisher and Dionex is extremely compelling from a technology, market and financial perspective,” said Marc N. Casper, president and chief executive officer of Thermo Fisher. “Dionex’s strength in chromatography instruments, software and consumables complements our leading positions in mass spectrometry and laboratory information management systems. The transaction, which we expect to be immediately accretive, is consistent with our strategy of accelerating growth by increasing our depth of capabilities to serve attractive end markets. Specifically, it complements our strong presence in China, where we’ve established the headquarters for our global environmental instruments business and continue to build our commercial infrastructure to meet the needs of customers in growing water quality, consumer safety and life sciences markets.”

“We are pleased to be joining Thermo Fisher and are excited about the opportunities we will have as part of the world leader in serving science,” said Frank Witney, president and chief executive officer of Dionex. “Thermo Fisher’s commitment to innovation will fuel our ongoing technology development, and their global manufacturing and commercial presence will significantly strengthen our ability to deliver quality products and services to our customers around the world. This transaction offers immediate and significant value for our shareholders, as well as the opportunity for our customers and employees to benefit from combining two highly complementary organizations. We look forward to working closely with the Thermo Fisher team to ensure a smooth transition and complete the transaction as expeditiously as possible.”
Mr. Casper continued, “We are delighted to welcome Dionex’s talented and dedicated employees to our team. Together, we will offer our customers new solutions based on a powerful combination of leading instruments, software, consumables and services.”
Benefits of the Transaction
•	Creates a Leading Chromatography Offering: The transaction brings two complementary chromatography portfolios together to create the most extensive chromatography instruments, software and consumables offering in the industry. Specifically, it combines Dionex’s ion and liquid chromatography systems and consumables with Thermo Fisher’s gas chromatography systems and consumables.

•	Improves Performance and Productivity: Customers will benefit from the combination of Thermo Fisher’s leadership in mass spectrometry with Dionex’s comprehensive chromatography offering. By integrating these leading technologies and related software, Thermo Fisher will be able to deliver exceptional performance and productivity for customers through improved sample analysis and data management.

•	Strengthens Software Growth Platform: Dionex’s gold standard chromatography data system coupled with Thermo Fisher’s leading enterprise laboratory information management systems creates the most comprehensive desktop and enterprise software capabilities in the industry. This combination will significantly improve performance, productivity and compliance for customers to maximize their return on investment.

•	Expands Presence in Applied Markets: Thermo Fisher will benefit from Dionex’s significant customer base and relationships in attractive applied markets, including environmental analysis, food safety and other industrial sectors. Through this combination, Thermo Fisher will be able to deliver unmatched analytical solutions for a growing range of testing needs, particularly water analysis, where growth is driven by new regulatory requirements and increased testing in developing countries such as China.

•	Increases Footprint in Asia-Pacific: Dionex currently generates more than 35% of its revenues in Asia-Pacific and other emerging high-growth geographies. The company has a history of growth in the region by establishing a strong reputation through its well-regarded direct sales and service presence there. This transaction is consistent with Thermo Fisher’s strategy of investing to increase its footprint in Asian markets, such as China and India, as well as other strategic growth markets, like Brazil.

•	Offers Significant Synergies: The transaction is expected to generate a total of approximately $60 million of cost and revenue synergies in year three after the transaction’s close. This includes approximately $40 million from cost-related synergies and $20 million of adjusted operating income benefit from revenue-related synergies.
Mr. Casper concluded, “The acquisition of Dionex is another example of the great progress we’re making in executing on our strategy to accelerate growth. We have invested in technology innovation, Asia expansion and complementary acquisitions — all to strengthen our growth opportunities in attractive end markets. We are focused on these strategic investments because they create value for all our key stakeholders — customers, employees and shareholders.”

Financing and Approvals
Thermo Fisher intends to use cash on hand and proceeds from committed financing from Barclays Capital and J.P. Morgan Securities LLC to facilitate the transaction. The transaction, which is expected to be completed in the first quarter of 2011, is subject to the satisfaction of customary closing conditions, including applicable regulatory approvals.
Advisors
Barclays Capital and J.P. Morgan Securities LLC are acting as financial advisors to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Goldman, Sachs & Co. is acting as financial advisor to Dionex, and Cooley LLP is serving as legal counsel.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP financial measures adjusted operating income and adjusted earnings per share. Adjusted operating income excludes restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted earnings per share also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.
Conference Call and Webcast
     Thermo Fisher and Dionex will host a conference call and Webcast at 8:30 a.m. EST today to provide more information on this announcement. The Webcast and accompanying slides can be accessed at www.thermofisher.com and www.dionex.com. An audio archive of the call will be available on both companies’ Websites until December 27, 2010, at 11:59 pm EST.

Conference Call Dial-in:	Domestic:	(866) 610-1072

	International:	(973) 935-2840

	Passcode:	31400437

Replay Dial-in:	Domestic:	(800) 642-1687

	International:	(706) 645-9291

	Passcode:	31400437
About Thermo Fisher
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science. Our mission is to enable our customers to make the world healthier, cleaner and safer. With revenues of more than $10 billion, we have approximately 35,000 employees and serve customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as in environmental and process control industries. We create value for our key stakeholders through two premier brands, Thermo Scientific and Fisher Scientific, which offer a unique combination of continuous technology development and the most convenient purchasing options. Our products and services help accelerate the pace of scientific discovery, and solve analytical challenges ranging from complex research to routine testing to field applications. Visit www.thermofisher.com.
About Dionex
Dionex (NASDAQ:DNEX) is a global leader in the manufacturing and marketing of liquid chromatography and sample preparation systems, consumables, and software for chemical analysis. The company’s systems are used worldwide in environmental analysis and by the life sciences, chemical, petrochemical, food and beverage, power generation, and electronics industries. Our expertise in applications and instrumentation helps analytical scientists to evaluate and develop pharmaceuticals, establish environmental regulations, and produce better industrial products.
Safe Harbor Statement
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s and Dionex’s respective quarterly and annual reports, under the caption “Risk Factors”, which are on file with the Securities and Exchange Commission (the “SEC”) and available on Thermo Fisher’s and Dionex’s respective websites. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general worldwide economic conditions including economic conditions in the areas in which Thermo Fisher and Dionex sell products, and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; demand for analytical instrumentation; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the transaction may not materialize as expected; the transaction not being timely completed, if completed at all; prior to the completion of the transaction, Dionex’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; and the parties being unable to successfully implement integration strategies. While Thermo Fisher and/or Dionex may elect to update forward-looking statements at some point in the future, Thermo Fisher and Dionex specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.
Additional Information
The planned tender offer described in this release has not yet commenced. The description contained in this release is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Thermo Fisher (or a wholly owned subsidiary of Thermo Fisher) will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Dionex will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Dionex’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

Contact Information:

Contacts for Thermo Fisher	Contacts for Dionex

Investors:	Craig McCollam
Ken Apicerno	408-481-4107
781-622-1294	craig.mccollam@dionex.com
ken.apicerno@thermofisher.com

Media:
Karen Kirkwood
781- 622-1306
karen.kirkwood@thermofisher.com
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